UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2005, we entered into an amendment with Merrill Lynch Mortgage Lending, Inc. ("Merrill Lynch") to modify certain of the provisions of our floating rate financing with Merrill Lynch which originally closed on June 25, 2004. Under the terms of the amendment, Merrill Lynch agreed to allow the release of the Holiday Inn in St. Louis, Missouri as collateral under the loan in exchange for payment of $4.8 million. Approximately $2.6 million of the release price was paid through the release of certain reserves held on other properties which were recently sold or expected to be sold in the near future. We paid the balance of the release price, approximately $2.2 million, from our cash balances. In addition to the release of the St. Louis property from the collateral pool, the amendment provided for the following:

• Extension of the initial maturity of the loan from June 30, 2006 to January 11, 2007. We still maintain the option, subject to certain conditions, to extend the loan for up to three years from the new initial maturity date in January 2007;

• Once the Holiday Inn Select in Niagara Falls, New York is sold, three additional properties in the floating rate financing will be classified as "sale properties." Once classified as "sale properties," these hotels will be able to be released from the collateral pool by payment of the greater of (a) 100% of the aggregate allocated loan amount (lowered from 125%) and (b) the net sales proceeds of the property;

• The prepayment penalty, which is currently 3% and will drop to 1% in July 2005, has been further reduced for the three additional sale properties after July 2005 to .5%;

• If we sell the Holiday Inn Select in Niagara Falls, New York by June 30, 2005, Merrill Lynch will be required to purchase an interest rate cap agreement with a LIBOR strike price of 6% which would be effective from the initial maturity date of June 30, 2006 to January 11, 2007. We will be required to purchase an interest rate cap agreement should we elect to extend the maturity of the loan past January 2007 with a LIBOR strike price of 6%, which is an increase of 100 basis points from the requirement in the original loan agreement; and

• Certain required capital and environmental repairs under the original floating rate loan have been determined not to be necessary and removed as requirements under the loan.

As of March 31, 2005, we were not in compliance with the debt yield covenant under the terms of the original loan agreement. However, had this amendment been in effect as of March 31, 2005, we would have been in compliance with the debt yield covenant at the end of the first quarter for 2005.

Upon the closing of this amendment, the principal balance of the Merrill Lynch floating rate loan is $88,323,222.68.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

June 2, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary